BMA VENTURES, INC. AGREEMENT

THIS AGREEMENT made this 1st day of October 2003, by and between:

BMA Ventures, Inc.
13410 Preston Rd., Suite #1-265 Dallas, TX 75240

(Hereinafter referred to as "BMA"), and GK Intelligent Systems, Inc.

(Hereinafter referred to at "GKIG")
Collectively BMA and GKIG hereinafter referred to as "the Parties".

A. Engagement:

     1. GKIG hereby appoints and engages BMA to disseminate data on GKIG through fax broadcasting upon the terms and conditions of this Data Dissemination Agreement. BMA accepts such engagement and agrees to perform the services upon the terms and conditions of said Data Dissemination Agreement.

B. The Parties agree that the duties of BMA are as follows:

     1. Authority and Description of Services. During the term of this Data Dissemination Agreement, BMA shall disseminate data through fax broadcasting as specifically requested by GKIG.

          a. BMA shall disseminate data on GKIG through fax broadcasting as specifically requested by GKIG for the duration of the terms of said Data Dissemination Agreement.

          b. BMA shall assemble data on GKIG through information provided by GKIG, GKIG's CEO, officers, directors, investor relations, websites, press releases, SEC filings, etc.

     2. Term of Data Dissemination Agreement. This agreement shall become effective on 10/7/03 and shall continue thereafter and remain in effect of a period of three weeks and must be renewed in writing by both GKIG and BMA if desired. It is expressly acknowledged and agreed by and between the Parties hereto that BMA shall not be obligated to provide any services and/or perform any work related to this Data Dissemination Agreement until such time any agreed and/or specified retainer (deposit, initial fee, down-payment) in U_S. funds, and/or other specified and/or agreed valuable consideration, has been received by BMA.

 C. The Parties agree that the duties of GKIG are as follows:

     1. GKIG (through its CEO, officers, directors, investor relations, websites, press releases, SEC filings, etc.) shall assist BMA, on a regular and timely basis with all data on the company, its management, its products, its operations, with all data and information supplied to any analyst, broker-dealer, market maker, or other member of the financial community; and with all productiservices brochures, sales materials, etc.

     2. In that BMA relies on information provided by GKIG to assemble data, GKIG must represent (through CEO, officer or director of GKIG signing final approved data to be disseminated) that the information is neither false nor misleading, and agrees to hold BMA harmless and indemnify BMA for any information supplied to BMA by GKIG that was not truthful; and GKIG agrees to hold AMA harmless and indemnify BMA for any claims (including any and all attorney's fees) relating to the dissemination of assembled data, unless BMA is found by a Court of law to have been negligent and/or willfully disseminated false or misleading information about GKIG, or any information that GKIG or any regulatory body would deem as confidential or "inside"

D. Payment. 250,000 shares of GKIG (@ 0.06 per fax) shall be paid to BMA in consideration for data dissemination.

GKIG


Date: 11/11/03          Printed Name: Gary F. Kimmons

Title: CEO              Signatur: /S/ Gary F. Kimmons

For and in behalf of:

BMA Ventures, Inc.

William Kepler, President
Signature: /S/ William Kepler

                                       2